As filed with the Securities and Exchange Commission on May 21, 2009
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware		20-0428568
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

5429 Lyndon B. Johnson Freeway Suite 850, Dallas, Texas, 75240
(Address of Principal Executive Offices)

American CareSource Holdings, Inc. 2009 Equity Incentive Plan
(Full title of the plan)

David S. Boone Chief Executive Officer 5429 Lyndon B. Johnson Freeway Suite 850, Dallas, Texas, 75240 (972) 308-6830
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Jeffrey A. Baumel, Esq. Sonnenschein, Nath & Rosenthal, LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b–2 of the Exchange Act. (Check one):

❑  Large Accelerated Filer    ❑  Accelerated Filer    ❑  Non-Accelerated Filer    ☒  Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share (2)	74,860	$7.02	$525,517.20	$29.32
Common Stock, par value $0.01 per share	1,425,140	$7.08(3)	$10,089,991(3)	$563.02(3)
Total	1,500,000	-	$10,615,508.20	$592.35

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	With respect to options to purchase 74,860 shares of the Registrant’s common stock previously granted under the plan with an exercise price of $7.02 per share.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (h)(1) promulgated under the Securities Act of 1933, as amended, and based on an assumed price of $7.08 per share, which was the average of the high and low prices of the Common Stock on May 18, 2009, as reported on Nasdaq.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed with the Securities and Exchange Commission (“SEC”) by American CareSource Holdings, Inc. (the “Company”) relating to 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable to employees, directors and consultants of the Company and its affiliates under the Company’s 2009 Equity Incentive Plan (the “2009 Plan”).  The Company’s stockholders approved the 2009 Plan at the Company's annual meeting of stockholders on May 19, 2009.

2

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are incorporating by reference important business and financial information about us that we file with the SEC. Any information that we incorporate by reference is considered part of this prospectus.

The following documents have been filed by the Company with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference (Commission File No. 001-33094):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009;

•	Current Reports on Form 8-K filed with the SEC on January 7, 2009 and March 16, 2009;

•	The Company’s Proxy Statement dated April 20, 2009, filed in connection with the Company's May 19, 2009 Annual Meeting of Stockholders; and

•	Description of the Company’s common stock, par value $0.01 per share, contained in its Registration Statement on Form 8-A filed on November 4, 2005.

All information filed after the date hereof by the Registrant with the Commission (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such information and automatically adds to, updates or supersedes the information listed above; provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

The Company's Certificate of Incorporation eliminates the personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty by a director to the fullest extent permitted by Delaware law, except that personal liability shall not be eliminated or limit the liability of a director (i) for breach of the director's duty of loyalty to the Company or its stockholders (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Company's Certificate of Incorporation includes provisions to indemnify any officer, director, employee or agent from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved as a party or otherwise, by reason of the fact that he is or was a director, officer employee or agent of the Company, to the extent permitted by Delaware law as it may be amended from time to time.

All of our directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.  Exemption from Registration Claimed.

 Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	2009 Equity Incentive Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed by the Registrant on April 20, 2009)
5.1	Opinion of Sonnenschein, Nath & Rosenthal LLP
23.1	Consent of Sonnenschein, Nath & Rosenthal LLP (included in Exhibit 5.1)
23.2	Consent of McGladrey & Pullen, independent registered public accounting firm
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on May 19, 2009.

AMERICAN CARESOURCE, INC.
(Registrant)

By:	/s/ David S. Boone
David S. Boone
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints David S. Boone and Steven J. Armond, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ David S. Boone	May 19, 2009
David S. Boone Chief Executive Officer Director (Principal Executive Officer)	Date

By: /s/ Edward B. Berger	May 19, 2009
Edward B. Berger Executive Chairman and Director	Date

By: /s/ Steven J. Armond	May 19, 2009
Steven J. Armond Chief Financial Officer (Principal Financial Officer)	Date

By: /s/ Matthew D. Thompson	May 19, 2009
Matthew D. Thompson Controller, Principal Accounting Officer (Principal Accounting Officer)	Date

By: /s/ Sami S. Abbasi	May 21, 2009
Sami S. Abbasi Director	Date

By: /s/ Kenneth S. George	May 20, 2009
Kenneth S. George Director	Date

By: /s/ John N. Hatsopoulos	May 19, 2009
John N. Hatsopoulos Director	Date

By: /s/ Derace L. Schaffer	May 19, 2009
Derace L. Schaffer Director	Date

By: /s/ John Pappajohn	May 19, 2009
John Pappajohn Director	Date

By: /s/ John W. Colloton	May 19, 2009
John W. Colloton Director	Date

EXHIBIT INDEX

Exhibit No.	Description
4.1	2009 Equity Incentive Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed by the Registrant on April 20, 2009)
5.1	Opinion of Sonnenschein, Nath & Rosenthal LLP
23.1	Consent of Sonnenschein, Nath & Rosenthal LLP (included in Exhibit 5.1)
23.2	Consent of McGladrey & Pullen, independent registered public accounting firm
24.1	Powers of Attorney (included on the signature page of this Registration Statement)